CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in Post-Effective Amendment No. 30 to the Registration Statement of Institutional Fiduciary Trust on Form N-1A, File No. 2-96634, of our reports dated August 3, 2000, on our audit of the financial statements and financial highlights of Institutional Fiduciary Trust and The Money Market Portfolios, which reports are included in the Annual Reports to Shareholders for the year ended June 30, 2000, filed with the Securities and Exchange Commission pursuant to section 30(d) of the Investment Company Act of 1940, which are incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditor."



                                    /s/ PricewaterhouseCoopers LLP


San Francisco, California
October 27, 2000